SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                  ______________________________


                             Form 8-K

                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                         April 28, 1995
                   ----------------------------
                          Date of Report
                (Date of earliest event reported)


                   LIN BROADCASTING CORPORATION
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      (Exact name of registrant as specified in its charter)


   Delaware                  0-2481            62-0673800
- ----------------     --------------------    ---------------
(State or other      (Commission File No.)    I.R.S. Employer
jurisdiction of                              Identification No.)
 incorporation)


                       5295 Carillon Point
                   Kirkland, Washington  98033
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   (Address of principal executive offices, including zip code)



                          (206) 828-1902
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       (Registrant's telephone number, including area code)
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Item 2.   Acquisition or Disposition of Assets

     On April 28, 1995, an Agreement and Plan of Merger (the "Merger Agreement") was executed and delivered by and among McCaw Cellular Communications, Inc., a wholly owned subsidiary of AT&T Corp. ("McCaw"), MMM Holdings, Inc., a wholly owned subsidiary of McCaw ("MMM"), MMM Acquisition Corp., a wholly owned subsidiary of MMM ("Acquisition") and LIN Broadcasting Corporation (the "Company"). The Merger Agreement provides for the merger of Acquisition with and into the Company (the "Merger"), as a result of which the Company would become a wholly owned subsidiary of McCaw. The Merger Agreement was approved by the Company's Board of Directors, with six directors voting in favor, three opposed and two abstaining, at a meeting held on April 28, 1995. Upon the consummation of the Merger, the holders of shares of the common stock, $.01 par value, of the Company (the "Common Stock") other than shares owned by McCaw or any of its wholly owned subsidiaries and shares in the Company's treasury or owned by any wholly owned subsidiary of the Company (collectively, the "Public Shares") or by persons who perfect and maintain their right to dissent to the Merger will be entitled to receive cash in the amount of $127.50, without interest thereon, for each Public Share.

     Consummation of the Merger is subject to certain conditions, including but not limited to (i) the absence of any order or injunction of any court or governmental authority preventing consummation of the Merger or making consummation subject to any condition or restriction not acceptable to McCaw in its reasonable judgement, (ii) receipt of all necessary governmental and third party consents unless the failure to obtain such consents would not have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company or McCaw, and (iii) that no suit, action, investigation, inquiry, or other proceeding is pending by or before any governmental authority which questions the validity or legality of the Private Market Value Guarantee dated December 11, 1989 between the Company and McCaw or the proceedings thereunder or the Merger Agreement or the transactions contemplated by the Merger Agreement or which imposes or could impose any remedy, condition or restriction in connection therewith that is unacceptable to McCaw. In addition, the Merger is subject to the approval of the holders of a majority of the Public Shares who are present and entitled to vote at the meeting of stockholders at which the Merger will be considered (the "Meeting").

     The Merger must also be approved by the affirmative vote of shares representing a majority of the shares of outstanding Common Stock entitled to vote thereon. McCaw, which indirectly owns approximately 52% of the voting power of the Common Stock, has agreed that, if the Merger receives the necessary approval of the holders of the Public Shares, it will vote or cause to be voted all of the shares of Common Stock beneficially owned by it and its affiliates and subsidiaries in favor of the Merger. Accordingly, approval of the Merger by the affirmative vote of holders of shares representing a majority of the outstanding voting power of the Common Stock is assured if it receives the necessary approval of the holders of the Public Shares.

     The Merger Agreement may be terminated at any time by the mutual written consent of the Company and McCaw or by mutual action of their respective Boards of Directors. It also may be terminated by action of the Board of Directors of either the Company or McCaw if (i) the Merger has not been consummated by December 31, 1995 or, if the Merger has received the necessary approval of the holders of Public Shares and is being pursued in good faith by McCaw but has not been completed due to regulatory delays or litigation, August 31, 1996, (ii) an appropriate court or governmental authority has issued a final and nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, or
(iii) the Merger and the Merger Agreement do not receive at the Meeting the affirmative vote of the holders of at least a majority of the Public Shares present and entitled to vote at the Meeting.

     The Merger Agreement contains other terms and conditions, including representations and warranties of the parties thereto and certain covenants of the parties relating to the periods of time before and after completion of the Merger. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is being filed with the Securities and Exchange Commission as an exhibit hereto.

     The terms of the Merger Agreement and other matters related to the Merger will be described in greater detail in a proxy statement to be prepared and delivered to the Company's stockholders prior to the Meeting. The date of the Meeting has not yet been established by the Board of Directors, but the Company currently anticipates that the Meeting will be held sometime during the third quarter of 1995.

Item  7.  Financial Statements and Exhibits.

     (c)  Exhibits

     Exhibit
      Number   Description

       2.1 Agreement and Plan of Merger By and Among McCaw Cellular Communications, Inc., MMM Holdings, Inc., MMM Acquisition Corp. and LIN Broadcasting Corporation dated April 28, 1995 (incorporated by reference to Exhibit No. 2.1 to Amendment No. 1 to the Company's Annual Report of Form 10-K for the year ended December 31, 1994)

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

                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   LIN BROADCASTING CORPORATION



                                   By   DONALD GUTHRIE
                                        ----------------------
                                        Donald Guthrie, Senior
                                        Vice President and Chief
                                        Financial Officer



Dated:    May 8, 1995
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                        INDEX TO EXHIBITS


Exhibit
Number    Description

  2.1 Agreement and Plan of Merger By and Among McCaw Cellular Communications, Inc., MMM Holdings, Inc., MMM Acquisition Corp. and LIN Broadcasting Corporation dated April 28, 1995 (incorporated by reference to Exhibit No. 2.1 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994)